Exhibit 19.1

CO2 ENERGY TRANSITION CORP.

POLICY ON

INSIDER TRADING

As Adopted by the Board of Directors on March 28, 2025

This Policy on Insider Trading has been adopted by CO2 Energy Transition Corp., and supersedes prior policy statements on this subject. It applies to all employees, consultants, directors, and officers of the Company and subsidiaries.

CO2 Energy Transition Corp. (the “Company”) has adopted this Policy on Insider Trading (this “Policy”) to apply to the persons described below. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. This Policy must be strictly followed. This Policy shall apply to the Company and each of its subsidiaries.

A.	General Rule.

It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. It is inside information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping.”) In that case, they may both be held liable. Please note that the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

The SEC, the stock exchanges, and plaintiffs’ lawyers focus on uncovering apparent insider trading. In this regard, please be aware that the SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading. In addition, the SEC and the stock exchanges maintain a very extensive database of officers, directors, and certain employees of public companies. It is quite possible that this database includes personal information about you, your relatives, and other acquaintances. As a result, if you or your acquaintances engage in insider trading, it is extremely likely that it will eventually be discovered and prosecuted.

A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times the profits earned) and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include the Company, and are interpreted by the SEC to include directors, officers and supervisors. These persons may be subject to significant fines.

Inside information does not belong to the individual directors, officers, or other employees who may handle it or otherwise become knowledgeable about it. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in Company securities, it is a fraud against members of the investing public and against the Company.

B.	What Does the Policy Apply To?

This Policy applies to all transactions in the Company’s securities, including common stock, preferred stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

CO2 Energy Transition Corp.

Policy on Insider Trading

C.	Who Does the Policy Apply To?

This policy applies to all employees, officers, consultants, and directors of the Company and its subsidiaries (collectively referred to as “Covered Persons”) and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such Covered Persons or subject to their influence and control (collectively referred to as “Family Members”) and any other individuals the Compliance Officer (defined below) may designate as Covered Persons because they have access to material nonpublic information concerning the Company.

D.	Definitions of Section 16 Individuals and Key Employees.

“Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their respective Family Members.

“Key Employees” – The following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:

●	Active employees of the Company who are described in Schedule A hereto (as may be updated from time to time by the Board or the Compliance Officer, in their reasonable discretion);

●	All executive assistants of Section 16 Individuals and Key Employees; and

●	Any other individual designated from time to time by the Compliance Officer, the Board or the Committee as a Key Employee.

E.	Other Companies’ Stocks

The same rules as set forth in this Policy apply to other companies’ stocks. Covered Persons, who learn material information about suppliers, customers, potential acquisition candidates, or competitors through their work at the Company, should keep it confidential and not (a) trade in, or buy or sell securities in, such companies until the information becomes public, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other company. Covered Persons should not give tips about such stocks. Similar rules apply to Family Members of Covered Persons.

F.	Margin Accounts and Pledges; Derivatives and Hedging; Trading in Options or Making “Short” Sales

Margin Accounts and Pledges. Section 16 Officers and Key Employees may not purchase securities of the Company on margin. Securities held in a margin account as collateral for a margin loan or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin call or foreclosure sale may occur at a time when you are aware of Material Nonpublic information or otherwise are not permitted to trade in Company securities, the Company prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan unless you have the clear financial capability to repay the loan without resort to the pledged securities.

Section 16 Officers and Key Employees can only pledge or hold stock in margin accounts that exceed any applicable stock ownership guidelines that apply to such person. Section 16 Officers and Key Employees who wish to pledge Company securities as collateral for a loan must obtain the prior approval of the Company’s outside securities counsel to that arrangement. Requests for approval should be submitted to the Compliance Officer in writing at least one week prior to the contemplated transaction.

Derivatives Trading and Hedging. No executive officer or director may affect any transaction, directly or indirectly, in any derivative security, including put options and call options (discussed below), the underlying basis of which is any security of the Company, that would result in profit if the price of any Company security declines. This prohibition relates to derivative securities issued by the Company or any third party, such as publicly-traded options. While executive officers and directors are not prohibited from engaging in other hedging transactions relating to the Company’s securities (except as described below), the Company strongly discourages such transactions. Hedging against losses in the Company’s securities may disturb the alignment between the interests of our officers and directors and those of our other shareholders. Moreover, hedging the downside risk in ownership of the Company’s securities may have the unintended consequence of encouraging excessive risk-taking.

CO2 Energy Transition Corp.

Policy on Insider Trading

Options and “Short Sales”. The insider trading prohibition also applies to trading in options, such as put and call options, and selling stock “short”. Both forms of trading are highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading or “short” sales by one or more directors or employees of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved.

For all of these reasons, the Company prohibits its directors, officers and employees from trading in options in the Company’s stock or selling the Company’s stock “short.” This prohibition does not apply to employee or director stock options granted by the Company.

G.	What information is material?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Designated Insiders are subject to the Blackout Period provisions described in Section H.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

○	Financial results;

○	Projections of future earnings or losses;

○	News of a pending or proposed merger, acquisition or tender offer;

○	News of a pending or proposed acquisition or disposition of significant assets;

○	Actions of regulatory agencies;

○	News of a pending or proposed acquisition or disposition of a subsidiary;

○	Impending bankruptcy or financial liquidity problems;

○	Gain or loss of a significant customer or supplier;

○	Significant supply problems;

○	Significant pricing changes;

○	Stock splits and stock repurchase programs;

○	New equity or debt offerings;

○	Significant litigation exposure due to actual or threatened litigation;

○	Significant changes or developments in products or product lines;

○	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns; and

○	Changes in senior management.

“Material Nonpublic Information” is material information that has not been previously Publicly Disclosed (as defined below) and is otherwise not available to the general public.

CO2 Energy Transition Corp.

Policy on Insider Trading

H.	The Blackout Period Policy and other Guidelines

The following guidelines should be followed in order to ensure compliance with applicable anti-fraud laws and with the Company’s policies:

1. Trading Restrictions. No Covered Person may buy, sell or trade, in, or gift, the Company’s securities during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending after the second full Trading Day following the date of Public Disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday after market close, Covered Persons shall not trade in the Company’s securities until Thursday, and if the Company were to make an announcement on a Tuesday, prior to market open, Covered Persons shall not trade in the Company’s securities until Thursday. Also, as used in this Policy, “Public Disclosure” means the public disclosure of such information (a) via the filing of a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K, with the Securities and Exchange Commission; (b) via widely distributed press release; (c) via a posting on the Company’s website and/or via social media, provided that the Company has previously announced publicly that the Company will be making public disclosures on its website (and/or via social media, as applicable) and that investors should monitor such website/social media, and that the Board of Directors has affirmatively determined that information posted to the Company’s website and/or via social media is sufficiently “public,” considering whether: (1) the Company’s website/social media is a recognized channel of distribution, (2) posting of information on the Company’s website/social media disseminates the information in a manner making it available to the securities marketplace in general, and (3) that there has been a reasonable waiting period for investors and the market to react to the posted information; or (d) with the prior approval of the Board of Directors, another method of disclosure meeting the public disclosure requirements of Regulation FD.

2. Additional prohibitions on Section 16 Individuals and Key Employees. Section 16 Individuals and Key Employees of the Company and their Family Members shall not buy, sell or trade in the Company’s securities except during:

■	Each Trading Day which falls between the period beginning (a) after the second full business day after the Public Disclosure of a quarterly earnings release and ending (b) 15 calendar days prior to the end of the next reporting period/quarter (the “window”), subject in each case, to the restrictions below.

The opening date of each window will vary depending on the date the applicable quarterly earnings release is made by the Company, but such windows will always end on June 15th (fifteen days prior to the end of the reporting period ending June 30th); September 15th (fifteen days prior to the end of the reporting period ending September 30th); December 16th (fifteen days prior to the end of the reporting period ending December 31st); and March 16th (fifteen days prior to the end of the reporting period ending March 31st), provided that in the event the fourth fiscal quarter earnings release is filed after March 16th, the window shall not open until the date the Company files a quarterly earnings release for the 2nd fiscal quarter.

This waiting period permits the information to be fully disseminated and absorbed by the trading markets.

Notwithstanding the above, the Compliance Officer may provide for special trading blackout periods applicable to Covered Persons from time to time, as discussed below.

Additionally, no Section 16 Individual may trade in Company securities unless the trade(s) has been approved by the Compliance Officer in accordance with the procedures set forth in Section H(12) below.

The restrictions on trading described in this Sections H(1) and (2), below (collectively, the “Trading Restrictions”) also apply to the cashless exercise of stock options (net cashless exercises) and/or the forfeiture of any stock option shares in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards (the “cashless exercise” of a Company stock option through a broker involves a market sale of the Company’s securities, and therefore would also be subject to the Trading Restrictions).

Gifts of Company securities are also subject to the Trading Restrictions.

CO2 Energy Transition Corp.

Policy on Insider Trading

3. Special Blackout Periods.

■	In addition to the blackout periods described in Section H(1) above, the Company may announce “special” blackout periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” blackout period may apply to all Section 16 Individuals and Key Employees, and certain other Covered Persons, or only a specific group of Section 16 Individuals and Key Employees or Covered Persons. The Compliance Officer will provide written notice to designated persons subject to a “special” blackout period. Any person made aware of the existence of a “special” blackout period should not disclose the existence of the blackout period to any other person. The failure of the Company to designate a person as being subject to a “special” blackout period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic report blackout periods (as applicable to Section 16 Individuals and Key Employees) as discussed above and all “special” blackout periods announced by the Company.

■	The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until after such information has been Publicly Disclosed for at least two Trading Days after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

4. Exceptions to Blackout Periods.

A. The vesting of restricted stock or restricted stock units, or the exercise of a tax withhold right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units, provided that any securities acquired pursuant to such vesting may not be sold while the Covered Person is in possession of Material Nonpublic Information or subject to a special trading blackout or, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is closed.

B. Other purchases of securities from the Company or sales of securities to the Company that do not involve a market transaction.

C. Purchases or sales made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section J).

■	The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships only after:

a.	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

CO2 Energy Transition Corp.

Policy on Insider Trading

b.	the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company; and

c.	the Compliance Officer has approved the trade(s).

■	The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by hardship applicants. The Compliance Officer may reject any trading requests at his sole reasonable discretion.

5. Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, until it has been publicly released by the Company.

6. Avoid Speculation. The Company encourages all Covered Persons to avoid speculating in the Company’s stock. Our stock option program gives Key Employees and Section 16 Individuals an opportunity to share in the future growth of the Company. But investing means buying to share in the growth of the Company, it does not mean short-range speculation based on fluctuations in the market. Subject to the prohibition on trading on inside information and the other policies described herein, Key Employees and Section 16 Individuals may sell shares acquired through exercise of options. The Company, however, encourages you to avoid frequent trading in Company stock.

7. Trading in Other Securities. No Covered Person should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, including, but not limited to collaborators, customers, partners, suppliers, or competitors of the Company, if such person learns in the course of his or her employment or involvement with the Company confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee learned through Company sources that the Company intended to purchase assets from a corporation, and then bought or sold stock in that other corporation because of the likely increase or decrease in the value of its securities. Additionally, no Covered Person may buy or sell securities of another company at any time when the Covered Person has material non-public information that could affect the share price of that company.

8. Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by individuals pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (discussed below) or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933, as amended. Any individual who is uncertain whether other prohibitions or restrictions apply should ask the Company’s Compliance Officer.

9. Prohibition Against Buying and Selling Company Common Stock Within a Six-Month Period, Subject to Applicable Exemptions From Section 16. Purchases and sales (or sales and purchases) of Company common stock occurring within any six-month period in which a mathematical profit is realized generally results in illegal “short-swing profits”, subject to certain exempt transactions or securities under Section 16. The prohibition against short-swing profits is found in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each Section 16 Individual and 10% or greater stockholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common stock and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires Section 16 Individuals who must report transactions on Form 4 to do so by the end of the second business day following the transaction date. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period (subject to certain exceptions), without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule and can result in a realization of “profits” for Section 16 purposes even when the insider has suffered a net loss on his or her trade.

CO2 Energy Transition Corp.

Policy on Insider Trading

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

10. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the holder is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.

11. Restrictions on Margin Accounts and Pledges; Derivatives and Hedging; Trading in Options or Making “Short” Sales. See Section F, above for additional restrictions which apply to Covered Persons under this Policy.

12. Procedures for approving trades by Section 16 Individuals. No Section 16 Individual may trade in Company securities until:

(a) the individual has notified the Compliance Officer in writing, at least two business days prior to the proposed trade(s), of the amount and nature of the proposed trade(s), and

(b) the individual has certified to the Compliance Officer in writing, no more than two business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company.

The notice and certification required by this Section H(12) shall be given using the form attached hereto as Exhibit A. Upon receipt of such notice and certification, the Compliance Officer shall either notify the individual submitting such notice and certification that the Company has no objections to such proposed transaction, or notify such individual of the Company’s objections to such transaction. The Compliance Officer shall be under no obligation to approve any proposed transactions. Beginning on the day approved by the Compliance Officer, and for ten additional business days thereafter, provided that the facts referred to in Section H(12)(b) and in the notice and certification remain correct, the Section 16 Individual may execute the trade set forth in such notice, unless the Compliance Officer has raised an objection to the proposed transaction and/or has determined not to permit a transaction after consultation with the Company’s legal counsel. In the event that the Compliance Officer has determined to not permit a proposed transaction, the Section 16 Individual shall refrain from undertaking such proposed transaction set forth in the notice and certification.

Once the approval period identified in the notice has expired, a new notice and certification pursuant to this Section H(12) must be given in order for the Section 16 Individual to trade in Company securities. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

The Company may also find it necessary, from time to time, to require compliance with this pre-clearance process from Key Employees and/or Family Members of Section 16 Individuals or Key Employees.

13. Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after a Covered Person has resigned or terminated employment, except that the pre-clearance procedures specified in Section H(12) above will cease to apply to transactions in the Company’s securities by Section 16 Individuals and the blackout windows set forth in Section H(2) will cease to apply to transactions in the Company’s securities, upon the opening of the Company’s trading window and/or expiration of any special trading blackout period after the date of termination of the Covered Person. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

14. Section 16 Individual Cashless Exercises. The Company will not arrange with brokers to administer cashless exercises on behalf of Section 16 Individuals of the Company. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Compliance Officer.

CO2 Energy Transition Corp.

Policy on Insider Trading

15. Internet Posting. This Policy also prohibits Covered Persons and their Family Members from making any comments or postings about the Company on any Internet bulletin boards, via social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not such persons identify themselves as associated with the Company.

16. Additional Prohibitions. The Company may elect, from time to time, to institute special securities procedures with respect to certain staff members, including, but not limited to, the Company’s board of directors, executive officers and senior management.

I.	Potential Civil, Criminal and Disciplinary Sanctions.

1. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties and serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. “Controlling persons” are also subject to significant civil penalties. Furthermore, a private action may be brought against a person who trades on inside information by any person who bought or sold before the inside information became public, not just the person from whom the securities were bought or sold.

2. Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company or its appropriate subsidiary up to and including termination for cause.

3. Reporting of Violations. Any person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Persons, must report the violation immediately to the Compliance Officer or Secretary of the Company. Upon learning of any such violation, the Compliance Officer or Secretary, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

J.	Rule 10b5-1 Trading Plans

1. General Information.

Under Rule 10b5-1 of the Exchange Act, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan. Accordingly, while some individuals may find Rule 10b5- 1 plans attractive, they may not be suitable for all Insiders.

2. Specific Requirements.

A. Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer or his or her designee.

CO2 Energy Transition Corp.

Policy on Insider Trading

B. Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any Material Nonpublic Information about the Company or otherwise subject to a special trading blackout.

C. Trading Window. Section 16 Individuals and Key Employees may only establish a Rule 10b5-1 plan when the Company’s trading window is open.

D. Certification. Rule 10b5-1 plans must include a representation certifying, at the time of the adoption of a new or modified plan, that: (a) the Section 16 Individual and/or Key Employee is not aware of Material Nonpublic Information about the Company or its securities; and (b) that they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

E. Cooling-Off Period. Applicable rules provide that trading under a 10b5-1 plan adopted by an officer or director of the Company cannot begin until the later of: (a) 90 days after the adoption of the Rule 10b5-1 plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted; provided that for officers and directors, there is a 120 day maximum required cooling-off period. For persons other than directors and officers there is a minimum 30-day cooling-off period following a Rule 10b5-1 plan’s adoption. A change in certain essential terms of a previously adopted 10b5-1 plan (e.g., a change in the amount, price, or timing of the purchase or sale of securities (including a change to a written formula or algorithm) constitutes a termination of such prior plan and the adoption of a new plan, triggering the same cooling-off period described above and the same notice and approval requirements set forth above.

F. No Overlapping Plans. No Section 16 Individual or Key Employee shall have multiple or overlapping trading plans (i.e., plans allowing trades in the same period), or more than one single-trade plan in any 12 month period (with exceptions in both cases for sell-to-cover plans solely to satisfy tax withholding obligations on vesting of equity awards).

G. Notification of Adoptions, Modifications or Terminations of 10b5-1 and Similar Trading Arrangements. Pursuant to SEC rules and requirements, the Company is required to make quarterly disclosure of any adoption, modification, or termination by directors or officers of written trading arrangements under 10b5-1 or otherwise. As such, each Section 16 Individual is required to provide the Compliance Officer prompt notice, but in any event prior to the end of each fiscal quarter, in the event such Section 16 Individual has adopted, modified, or terminated any written trading arrangements under 10b5-1 or otherwise.

K.	Section 16 and Rule 144 Reporting

Section 16 of the Exchange Act requires Section 16 Individuals to file reports reflecting transactions in the Company’s equity securities (including derivatives and security-based swap agreements related to such securities). Section 16 also compels these persons to disgorge short-swing profits derived from trading activity within any six-month period.

1. Section 16 Reporting Obligations

Each person who is or becomes a Section 16 Individual must file reports concerning his or her beneficial ownership of the Company securities with the Securities and Exchange Commission and the Company. There are three types of forms that must be submitted on a timely basis to comply with Section 16 reporting requirements:

●	Form 3 for First-Time Filers: This form must be filed within 10 calendar days after the event triggering the filing. Triggering events include becoming a director or reporting officer (whether or not such person owns any corporate securities), or any transaction that places an investor’s holdings in the corporation above 10 percent for the first time. Form 3 requires information as to the Section 16 Individual’s beneficial ownership of all classes of the Company’s equity securities, including options.

CO2 Energy Transition Corp.

Policy on Insider Trading

●	Form 4 for Changes in Beneficial Ownership: This form is used to report changes in the Section 16 Individual’s ownership position. It must be filed within two (2) business days after the transaction occurred. Directors and officers who cease to hold their positions must still report certain changes on Form 4 for up to six months after leaving their positions.

●	Form 5 for Annual Reconciliation: The Form 5 is an annual report used to disclose certain exempt transactions not previously reported on Form 4. It must be filed within 45 calendar days after the end of a corporation’s fiscal year. Many Section 16 Individuals customarily file a Form 4 for all transactions, whether or not exempt, which negates the requirement of filing a Form 5.

It is the Company’s policy that the ultimate responsibility to prepare and timely file Forms 3, 4 and 5 rests with the Section 16 Individual, and NOT with the Company. As an accommodation to the Company’s Section 16 Individuals, it is the Company’s practice, upon request from a Section 16 Individual, to help prepare and file Forms 3, 4 and 5 for the Section 16 Individuals, and the Company may send each Section 16 Individual reminders or alerts from time to time. Each Section 16 Individual is obligated to promptly provide information to the office of the General Counsel concerning any change in his or her beneficial ownership of Company securities to ensure timely filing.

2. Changes in Beneficial Ownership Covered by Section 16

As noted above, transactions causing changes in a Section 16 Individual’s beneficial ownership are generally required to be reported on a Form 4. A wide range of transactions can trigger this reporting requirement, and Section 16 Individuals should therefore consider the following points:

●	Gifts of securities are required to be disclosed on Form 4s within two business days of the date of the gift.

●	Reports under Section 16 cover beneficial ownership, as opposed to mere record ownership, of Section 16 Individuals, and therefore include securities held by others for the Section 16 Individual’s benefit (regardless of how the securities are registered).

●	Securities held by immediate family members living in a Section 16 Individual’s home are rebuttably presumed to be beneficially owned by the Section 16 Individual.

●	A Section 16 Individual may in certain circumstances be presumed to beneficially own Company securities held in trust. This ownership may include trusts (including living or family trusts) in which the Section 16 Individual is a settlor or has or shares investment control. In addition, trusts in which the Section 16 Individual, or his or her immediate family member (whether or not living in the reporting officer’s or director’s home), is a beneficiary are subject to particularly complex reporting requirements.

●	The concept of “securities” for Section 16 purposes includes derivative securities (such as certain deferred stock units, options, stock appreciation rights and other rights with an exercise or conversion privilege at a price related to an equity security) as well as security-based swap agreements.

3. Limitations and Requirements on Resales of the Company’s Securities

Under the Securities Act of 1933, as amended (the “Securities Act”), Section 16 Individuals and others who are affiliates1 of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register them under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act). The limitation/restriction on sales under Rule 144 generally applies to all non-registered securities (but also generally includes securities registered on a Form S-8 registration statement, absent a reoffer prospectus) held by directors and certain officers who are affiliates and also applies to all securities acquired by such persons in the open market, even if such securities were free-trading when acquired.

[1]	Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Further, Rule 144 covers not only current affiliates but those who have been an affiliate within the last three months.

CO2 Energy Transition Corp.

Policy on Insider Trading

The relevant provisions of Rule 144 as they apply to resales by Section 16 Individuals seeking to take advantage of the safe harbor are as follows:

1. Current public information. There must be adequate current public information available regarding the Company. This requirement is generally satisfied only if the Company has (a) filed all reports required by the Exchange Act and (b) submitted all required Interactive Data Files to the SEC during the twelve months preceding the sale, and that if the Company is a former ‘shell company’ (i.e., a company with no or nominal assets or no or nominal operations), that the Company is no longer a ‘shell company’, has filed Form 10 information at least one year prior to the date of sale and has filed at least 12 months of reports required by the Exchange Act.

2. Manner of sale. The sale of Company shares by a Section 16 Individual must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission (or to a market maker at the price held out by the market maker). Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate and control person of the Company.

3. Number of shares which may be sold. The amount of securities that a Section 16 Individual may sell in a three-month period is limited to the greater of:

a.	one percent of the outstanding shares of the same class of the Company, or

b.	the average weekly reported trading volume of the Company’s common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association, in the four calendar weeks preceding the transactions.

4. Notice of proposed sale. If the amount of securities proposed to be sold by a Section 16 Individual during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the Section 16 Individual must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

5. Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities (assuming the Company remains current in its reporting requirements). There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

CO2 Energy Transition Corp.

Policy on Insider Trading

L.	Summary of Policy Terms

	May not trade when in possession of Material Nonpublic Information	Blackout Periods - May not trade during blackout period	Public Reporting - Must publicly report all transactions (on Form 4)	Must obtain pre- clearance for trades of Company securities
Section 16 Individuals	☑	☑	☑	☑
Key Employees	☑	☑
Covered Persons	☑

M.	Compliance Officer

The Company has designated its Chief Executive Officer as the individual responsible for administration of this Policy, but may designate another person or person in the future (as applicable, the “Compliance Officer”). The duties of the Compliance Officer include the following:

●	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

●	Responding to all inquiries relating to this Policy.

●	Reviewing and either approving or denying all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section H(12) above, to the extent deemed necessary by the Compliance Officer, in consultation with the Company’s legal counsel.

●	After discussing with the Board of Directors and/or the Company’s legal counsel, designating and announcing special trading blackout periods during which certain Covered Persons may not trade in Company securities.

●	Providing copies of this Policy and other appropriate materials to all new Covered Persons.

●	Compiling acknowledgments as required hereby from Section 16 Individuals and Key Employees.

●	The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

N.	Individual Responsibility.

Every Covered Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each Covered Person in connection with any trade in the Company’s securities.

A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

O.	Liability of The Company

The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.

P.	Miscellaneous

This Policy will be delivered to Covered Persons upon its adoption by the Company and to all new Covered Persons at the start of their employment or relationship with the Company.

Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms in the form of Exhibit B hereto.

CO2 Energy Transition Corp.

Policy on Insider Trading

EXHIBIT A

CO2 ENERGY TRANSITION CORP.

INSIDER TRADING POLICY

Notice and Certification for Section 16 Individuals To the Compliance Officer:

I hereby notify you of my intent to trade in securities of CO2 Energy Transition Corp. (the “Company”). The amount and nature of the proposed trade is as follows:

☐	Exercise stock options granted on (___ Non-Qualified or ___ Incentive Stock Options);

☐	Sell in the open market_______ shares of Company Common Stock currently held at _________________ (example: Fidelity; another broker; in certificated form);

☐	Purchase in the open market_______ shares of Company Common Stock;

☐	Adopt a Rule 10b5-1 plan to sell shares granted on ;

☐	Other (explain)

I understand that I have read and understand the Policy on Insider Trading of the Company (the “Policy”) and certify that the above proposed transaction will not violate the Policy. I will advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I further understand that the Company may require additional information about the transaction, and agree to provide such information upon request.

I understand that I am not authorized to trade in Company securities or adopt a Rule 10b5-1 plan in reliance upon this Notice and Certification until the date upon which this Notice and Certification is approved by the Compliance Officer or his/her designee, and that such authorization will continue until ______________________ (insert the date that is ten business days after the date hereof). I understand that if I have not completed my proposed trade or adopted my Rule 10b5-1 plan by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to trade in Company securities or adopt a plan.

Finally, I confirm that if I am subject to Section 16 of the Securities Exchange Act of 1934, as amended, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions and that a Form 4 has been or will be completed and will be timely filed.

I hereby certify that I am not aware of material nonpublic information concerning the Company.

Date:	Signature:

Print Name:

To be completed by Compliance Officer

Approved:

Date:

CO2 Energy Transition Corp.

Policy on Insider Trading

EXHIBIT B

D.	RECEIPT AND ACKNOWLEDGMENT

Upon first receiving a copy of CO2 Energy Transition Corp. Insider Trading Policy or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of “Key Employee” thereunder must sign and return to the Compliance Officer, the following receipt and acknowledgement.

The undersigned (“I”) hereby acknowledges that he or she has received and read a copy of CO2 Energy Transition Corp. Insider Trading Policy and agrees to comply with its terms.

I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Date:	Signed:

Name:
(Please Print)

Please return to:

Mark Mathews

Chief Compliance Officer

CO2 Energy Transition Corp.

CO2 Energy Transition Corp.

Policy on Insider Trading

SCHEDULE A

Employee Position	Employee Name

CO2 Energy Transition Corp.

Policy on Insider Trading